Exhibit 99.1

Lescarden Enters into Distribution Agreement for Catrix® Wound Dressing in Thailand and Malaysia

NEW YORK--(BUSINESS WIRE)--Lescarden Inc. (LCAR:OB) announced today that it had entered into an agreement with NanoASIA Company Limited of Bangkok, Thailand granting NanoAsia a 10 year exclusive license to market Lescarden’s proprietary product, CATRIX® WOUND DRESSING in Thailand and Malaysia.

The Companies are collaborating to perfect the required marketing applications to the local regulatory authorities. It is anticipated that the marketing of Catrix® Wound Dressing will commence in the fourth quarter of this year.

Catrix® Wound Dressing is a specially processed bovine cartilage product in the form of a fine, white powder. The Wound Dressing is approved by the FDA for the management of chronic skin wounds including decubitus ulcers, venous stasis ulcers and diabetic ulcers as well as second degree burns and post-radiation dermatitis. Clinical studies conducted with Catrix® on patients suffering from bed sores have demonstrated its ability to assist patients who had previously been unresponsive to standard wound care treatments. The same studies demonstrated the potential for significant cost savings for both patient and caregiver in the treatment of such non-healing lesions.

The size of the global wound care market has been estimated at $15 billion, a figure that is expected to grow with the general aging of the world’s population.

For Lescarden this agreement extends their penetration into the Asian market for both Catrix® based clinical skin care and wound care products. The Catrix® skin care line was introduced into the Philippines at the annual meeting of the Philippine Dermatologic Society in November 2007. In Korea, Catrix® based skin care products are dispensed by over 400 dermatologists and medical spas that specialize in clinical and aesthetic skin care procedures. Daewoong Pharm Co. Ltd. the licensed distributor for Catrix® Wound Dressing is completing product studies necessary to gain marketing approval in Korea.

NanoASIA Company Limited (NACL) is a Thai bio-business focused on development and marketing of biotechnology and bionanotechnology products in SE Asia and Asia-Pacific countries. NanoASIA, through its products and services, develops and offers innovative diagnostic and bio-medical applications and technologies that improve the quality of life and add value in areas such as therapeutics, diagnostics, medical device, food and agriculture.

Lescarden, Inc. is a biotechnology company dedicated to the development of natural, biologic therapies for the chronic wound care, dermatology and osteoarthritis markets. For more information please contact the Company at 212- 687-1050 or visit www.catrix.com.

CONTACT:
Lescarden Inc.
William Luther, 212-687-1050